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                                                                    Exhibit 23.2

                     [KRONICK KALADA BERDY & CO. LETTERHEAD]

The Board of Directors
Grange National Banc Corp.:

   We consent to the incorporation by reference in the registration statement on Form S-4 of Community Bank System, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheet of Grange National Banc Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for the three years ended December 31, 2002, which report appears in the Form 10-K of Grange National Banc Corp. for the year ended December 31, 2002.

                                          /s/ Kronick Kalada Berdy & Co.


Kingston, Pennsylvania
August 7, 2003